EXHIBIT 99.1

10250 Regency Circle, Suite 100 Omaha, Nebraska 68114 402-391-0010 Fax 402-391-4144 www.gptrust.com NYSE: GPP

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Nancy D. Olson	Marilyn Windsor	Diane Hettwer
CFO/Treasurer	General Inquiries	Analyst Inquiries
402-391-0010 Ext. 202	702-515-1260	312-640-6760

FOR IMMEDIATE RELEASE
TUESDAY, MAY 3, 2005

GOVERNMENT PROPERTIES TRUST ANNOUNCES FIRST-QUARTER
FINANCIAL RESULTS

OMAHA, Neb.—May 3, 2005—Government Properties Trust, Inc. (NYSE: GPP), a self-managed, self-administered real estate investment trust, today announced results for the first quarter ended March 31, 2005.

First-Quarter 2005 Results

Funds from operations (FFO) was $1.3 million, or $0.06 per diluted share, and net loss was ($60,000), or $0.00 per diluted share, for the quarter ended March 31, 2005. This compares with FFO for the quarter ended March 31, 2004 of ($2.6) million, or ($0.18) per diluted share, and a net loss of ($2.9) million, or ($0.20) per diluted share. The weighted average number of diluted shares outstanding was 20.5 million for the quarter ended March 31, 2005 and 14.7 million for the same quarter in 2004. Total revenue for the three months ended March 31, 2005 was $4.5 million compared with $1.0 million for the same quarter in 2004. See the attachment to this press release for a reconciliation of FFO and net loss, the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.

Significant First-Quarter Events

•	Completed the acquisition of the 224,000-square-foot 1201 Lloyd Boulevard property in Portland, Ore., for approximately $49.0 million.

•	Completed a $14.6 million, 15-year loan for the Hollings Judicial Center Annex in Charleston, S.C. The loan carries a fixed rate of 5.867 percent amortized over 30 years.

•	Completed a $4.8 million, 15-year loan for the Veterans Administration Outpatient Clinic in Baton Rouge, La. The loan carries a fixed rate of 5.867 percent amortized over 30 years.

•	Completed a $1.4 million, 15-year loan for the Drug Enforcement Administration building in Bakersfield, Calif. The loan carries a fixed rate of 5.867 percent amortized over 30 years.

•	Completed a combined $31.8 million loan for the Bureau of Public Debt Headquarters in Parkersburg, W.V. Part of the loan has a principal amount of $26.8 million, 5.4 percent fixed interest and is interest-only for the first 14 months. Thereafter, the loan is amortized over 20.5 years with a firm term of 15 years and 5.4 percent fixed interest. The remaining $5.0 million is interest-only and carries a fixed rate of 5.75 percent.

MORE

Government Properties Trust, Inc.
Add 1

Portfolio Overview

On March 31, 2005, Government Properties Trust’s portfolio consisted of 13 properties totaling approximately 853,403 rentable square feet with an aggregate contract purchase price of $203.9 million. The properties are 97 percent occupied and have a weighted average remaining lease term of approximately 10 years.

Significant Accomplishments Subsequent to March 31, 2005

•	Completed the acquisition of the 270,000-square-foot Niagara Center property in Buffalo, N.Y., for approximately $70.6 million. The property is the Company’s largest acquisition to date.

•	Completed the acquisition of the 35,000-square-foot 186 Exchange property in Buffalo for approximately $5.4 million.

•	Paid a first-quarter dividend of $0.15 per share in April 2005.

•	Completed a $39.1 million, 10-year loan for the 1201 Lloyd Street Property in Portland. The loan carries a fixed rate of 5.49 percent amortized over an average of approximately 25 years.

Acquisition Update

Currently, Government Properties Trust has four properties consisting of approximately 300,000 square feet of rentable space under contract for an aggregate purchase price of approximately $82.0 million at an indicated weighted average capitalization rate of 8.75 percent. Assuming the Company is able to close the purchase of all of the foregoing properties as currently contemplated, these closings are expected to occur between the second quarter of 2005 and the first quarter of 2006.

In addition, the Company has 11 acquisition prospects currently in various stages of internal underwriting and due diligence consisting of over 3.2 million square feet of rentable space, representing an aggregate purchase price of $564.0 million.

“Over the past few weeks, we have acquired approximately $125.0 million in properties, which nearly matches our acquisition total for all of 2004. Our goal remains to fully deploy our funds by year end, enjoying the full impact of these rental receipts in 2006,” stated Thomas D. Peschio, Government Properties Trust’s President and Chief Executive Officer.

First-Quarter Conference Call and Webcast

Government Properties Trust will hold a conference call to discuss first-quarter results at 11:00 a.m. Eastern time on Wednesday, May 4, 2005. The conference call will be simulcast live on the Internet, and can be accessed by logging onto www.vcall.com or the Company’s Web site at www.gptrust.com. A replay will be available at the company’s site.

Supplemental Quarterly Financial and Operating Data

Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the company’s Web site at www.gptrust.com.

About Government Properties Trust, Inc.

Government Properties Trust, Inc. invests primarily in single tenant properties under long-term

MORE

Government Properties Trust, Inc.
Add 2

leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The company is located at 10250 Regency Circle, Suite 100, Omaha, NE 68114.

Legal Notices

Forward-looking information

This press release contains forward-looking statements. These forward-looking statements include estimates regarding:

•	the expected revenues from our properties,

•	our use of Offering proceeds, and

•	our growth strategy and intentions.

These and other forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the fact that our management only recently joined us; we must invest the proceeds of our recent Offering on acceptable terms and timeframes; we depend on the U.S. government for a significant portion of our revenues; our properties may have a higher risk of terrorist attack because the U.S. government is our principal tenant; we plan to incur debt to finance, on average, approximately 75% of the acquisition cost of the properties we buy; some of our leases may not provide for a full pass-through of increases in property operating costs; we may make distributions that include a return of capital as well as the other the risks discussed from time to time in our SEC filings.

All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

Non-GAAP Financial Information

This press release contains non-GAAP financial information, including funds from operations (FFO). This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.

We believe FFO is useful to investors as an indicator of our ability to service debt and pay cash distributions. We use FFO for internal budgeting and planning purposes.

FFO, as calculated by us, may not be comparable to FFO reported by other companies that do not define these terms exactly as we define them. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

For additional information, please visit the Government Properties Trust, Inc. web site at www.gptrust.com.

Financial Tables and Non-GAAP to GAAP Reconciliations Follow

MORE

Government Properties Trust, Inc.
Add 3

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(UNAUDITED)
ASSETS
Real estate at cost:
Land	$19,893,237	$13,713,237
Buildings and improvements	154,111,381	117,069,518
Tenant origination costs	33,422,192	26,628,718
Real estate under development	1,819,206	1,180,523
Furniture and equipment	188,207	185,818

	209,434,223	158,777,814
Accumulated depreciation	(4,729,364)	(3,407,147)

	204,704,859	155,370,667
Cash and cash equivalents	78,764,801	93,814,813
Restricted cash escrows	14,298,107	2,103,338
Tenant receivables	1,733,123	1,501,850
Notes receivable from tenant	650,014	665,216
Deferred costs, net	2,000,316	937,156
Real estate deposits	1,652,581	685,993
Other assets	2,600,986	1,241,554

Total assets	$306,404,787	$256,320,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$3,830,846	$3,226,655
Dividends payable	3,108,269	3,104,340
Mortgage notes payable	129,908,060	77,584,897

Total liabilities	136,847,175	83,915,892
Stockholders’ equity:
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,721,796 and 20,695,567 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively)	205,690	205,223
Additional paid-in capital	188,579,840	188,259,230
Accumulated deficit	(19,227,918)	(16,059,758)

Total stockholders’ equity	169,557,612	172,404,695

Total liabilities and stockholders’ equity	$306,404,787	$256,320,587

MORE

Government Properties Trust, Inc.
Add 4

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31,
	2005	2004
Revenue:
Rental income	$4,324,110	$1,043,993
Tenant reimbursements	179,654	—

Total revenue	4,503,764	1,043,993
Expenses:
Property operations	855,002	247,778
Real estate taxes	456,204	148,097
Depreciation and amortization	1,322,217	280,109
General and administrative	1,140,272	1,030,544

Total expenses	3,773,695	1,706,528

Operating income (loss)	730,069	(662,535)
Other income (expense):
Interest income	658,193	243,269
Interest expense	(1,337,727)	(398,829)
Expense from issuance and exercise of warrant	—	(2,097,900)
Amortization of deferred financing fees	(110,426)	(3,614)

Loss from continuing operations	(59,891)	(2,919,609)

Discontinued operations:
Income from operations of disposed property	—	3,871

Net loss	$(59,891)	$(2,915,738)

Earnings per share (basic and diluted):
Loss from continuing operations	$—	$(0.20)
Income from discontinued operations	—	—

Net loss	$—	$(0.20)

Distributions declared per share	$0.15	$0.15

Weighted average shares outstanding (basic and diluted)	20,539,767	14,712,297

MORE

Government Properties Trust, Inc.
Add 5

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(UNAUDITED)
	THREE MONTHS ENDED
	March 31,
	2005	2004
Operating activities
Net loss	$(59,891)	$(2,915,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,322,217	280,109
Amortization of deferred financing fees	110,426	3,614
Compensation expense	181,074	108,751
Expense from issuance of warrants	—	2,097,900
Changes in assets and liabilities:
Restricted cash escrows	(12,194,769)	69,087
Tenant receivables	(231,273)	(53,180)
Note receivable from tenant	15,202	(704,111)
Other assets	(1,361,821)	(337,476)
Accounts payable and accrued expenses	744,194	555,086

Net cash used in operating activities	(11,474,641)	(895,958)
Investing activities
Expenditures for real estate	(50,015,337)	(4,416,735)
Deposits on future real estate purchases	(966,588)	(600,000)
Development of real estate assets	(638,683)	—
Restricted cash for letter of credit	—	(17,336,718)

Cash used in investing activities	(51,620,608)	(22,353,453)
Financing activities
Financing fees	(1,173,586)	—
Net (repayment) borrowing under lines of credit	—	(3,047,655)
Proceeds from mortgage notes payable	52,632,219	—
Payments on mortgage notes payable — affiliate	—	(1,639,219)
Repayments of advances from affiliate	—	(102,873)
Principal payments on mortgage notes payable	(309,056)	(78,118)
Proceeds from sale of common stock	—	193,202,100
Offering costs paid	—	(16,176,798)
Dividends paid	(3,104,340)	(147,536)

Net cash provided by financing activities	48,045,237	172,009,901

Net (decrease) increase in cash and cash equivalents	(15,050,012)	148,760,490
Cash and cash equivalents, beginning of period.	93,814,813	760,859

Cash and cash equivalents, end of period	$78,764,801	$149,521,349

MORE

Government Properties Trust, Inc.
Add 6

GOVERNMENT PROPERTIES TRUST, INC
FFO RECONCILIATION

	Three Months
	Ended March 31,
	2005	2004
Net loss	$(59,891)	$(2,915,738)
Adjustments to reconcile to funds from Operations:
Real estate depreciation and amortization (a)	1,314,817	277,740

Funds from Operations	$1,254,926	$(2,637,998)

Funds from Operations per common share	$0.06	$(0.18)

Weighted average shares outstanding	20,539,767	14,712,297

(a)	Excludes depreciation of non-real estate assets of $7,400 and $2,368 for the three months ended March 31, 2005 and 2004, respectively.

###